Exhibit 5.1

WILLIAMS MULLEN

June 12, 2015

Board of Directors
Hibbett Sports, Inc.
2700 Milan Court
Birmingham, Alabama 35211

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by Hibbett Sports, Inc., a Delaware corporation (the "Company"), with respect to the offer and sale from time to time of shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock") pursuant to the Company's 2015 Equity Incentive Plan, the 2015 Employee Stock Purchase Plan and the 2015 Director Deferred Compensation Plan (together, the "Plans").

As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) 1,000,000 shares of Common Stock for issuance pursuant to the 2015 Equity Incentive Plan, (ii) 300,000 shares of Common Stock for issuance pursuant to the 2015 Employee Stock Purchase Plan and (iii) 150,000 shares of Common Stock for issuance pursuant to the 2015 Director Deferred Compensation Plan (together, the "Shares").

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such review and examination, it is our opinion that the Shares, when issued in accordance with the terms and conditions of the respective Plans, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the "DGCL").  This opinion is limited to the effect of the current state of the DGCL and to the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

 We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

/s/ Williams Mullen

END OF EXHIBIT 5.1